As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-255633

Registration No. 333-255633-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

Post-Effective Amendment No. 1 to REGISTRATION STATEMENT NOS. 333-255633 AND 333-255633-01

UNDER

THE SECURITIES ACT OF 1933

DUKE REALTY CORPORATION

DUKE REALTY LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Duke Realty Corporation:
Indiana (State or other jurisdiction of incorporation or organization)	35-1740409 (I.R.S. Employer Identification No.)

Duke Realty Limited Partnership:
Indiana (State or other jurisdiction of incorporation or organization)	35-1898425 (I.R.S. Employer Identification No.)

c/o Prologis, Inc. Pier 1, Bay 1, San Francisco, CA 94111 (415) 394-9000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward S. Nekritz, Secretary

Prologis, Inc.

1800 Wazee Street, Suite 500

Denver, Colorado 80202

(303) 567-5000

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Adam O. Emmerich, Esq.
Viktor Sapezhnikov, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Duke Realty Corporation

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

Duke Realty Limited Partnership

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment filed by Duke Realty LLC, as successor by merger to Duke Realty Corporation, an Indiana corporation (the “Company”), and Duke Realty Limited Partnership, an Indiana limited partnership (the “Partnership”) deregisters all securities that remain unsold under the registration statement on Form S-3ASR, File Nos. 333-255633 and 333-255633-01, filed by the Company and the Partnership with the U.S. Securities and Exchange Commission on April 30, 2021 (the “Registration Statement”).

Effective on October 3, 2022, pursuant to the Agreement and Plan of Merger, dated as of June 11, 2022 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, the Partnership, Compton Merger Sub LLC (“Prologis Merger Sub”), Compton Merger Sub OP LLC (“Prologis OP Merger Sub”), Prologis, Inc. (“Prologis”) and Prologis, L.P. (“Prologis OP”), the Company merged with and into Prologis Merger Sub, with Prologis Merger Sub surviving the merger and remaining a wholly owned subsidiary of Prologis (the “Company Merger”), and Prologis OP Merger Sub merged with and into the Partnership, with the Partnership surviving the merger and becoming a wholly owned subsidiary of Prologis OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statement have been terminated.

In accordance with undertakings made by the registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, state of Colorado, on October 3, 2022.

DUKE REALTY LLC (as successor by merger to Duke Realty Corporation) By: Prologis, L.P., its sole member By: Prologis, Inc., its general partner

By:	/s/ Michael T. Blair

Name:	Michael T. Blair
Title:	Managing Director, Deputy General Counsel
DUKE REALTY LIMITED PARTNERSHIP By: Duke Realty LLC, its general partner By: Prologis, L.P., its sole member By: Prologis, Inc., its general partner

By:	/s/ Michael T. Blair

Name:	Michael T. Blair
Title:	Managing Director, Deputy General Counsel

*       Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.